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                                                              FILE NO. 333-28537
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED JULY 7, 1997)
                 (TO PROSPECTUS SUPPLEMENT DATED JULY 7, 1997)
                                     PROSPECTUS NUMBER: 1554


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES

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

PRINCIPAL AMOUNT:         $30,000,000.00


TRADE DATE:               August 4, 1997


ORIGINAL ISSUE DATE:      August 15, 1997


MATURITY DATE:            August 15, 2012


INTEREST RATE:            7.08%


INTEREST PAYMENT DATES:   15th day of each month, commencing September 15, 1997 through and including the
                          Maturity Date, subject to the following business day convention.


OPTIONAL REPAYMENT DATES: See "Other Provisions" below


INITIAL REDEMPTION DATE:  August 15, 2001


OTHER PROVISIONS:         Notwithstanding anything to the contrary contained herein, interest on the Notes shall be payable monthly on the 15th day of each month and at Maturity (the
                          "Interest Payment Dates"), commencing on September 15, 1997. This Note is subject to redemption at the option of the Company, in whole, on any Interest Payment Date occurring in February or August commencing on or after the Interest Payment Date in August 15, 2001, (the "Redemption Date") at the Redemption Price together with interest thereon payable to the Redemption Date, on notice given, not more than 60 nor less than 30 days prior to the Redemption Date. The Redemption Price with respect to this Note shall be 100% of the principal amount of the Notes.



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